UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2024

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way,
Reston,	Virginia	20190
(Address of principal executive offices)		(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VRSN	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01	Regulation FD Disclosure.

On August 2, 2024, Verisign and the National Telecommunications and Information Administration (NTIA) of the Department of Commerce exchanged letters regarding the Cooperative Agreement. NTIA has posted the letters on their website (www.ntia.gov/other-publication/2024/ntia-letter-verisign\). As noted in Assistant Secretary Davidson’s letter, the security, stability and resilience of the internet’s unique identifier systems is of paramount importance to the NTIA and the broader public interest. Verisign strongly agrees. Based on NTIA’s commitment to security and stability, the Assistant Secretary’s letter states that the NTIA intends to renew the Cooperative Agreement. Since 1992, the Cooperative Agreement has been an important part of the transition to a successful multistakeholder system of internet governance, and we were pleased to see NTIA’s affirmation of its support to this form of internet governance in the Assistant Secretary’s letter. During this time, the Domain Name System (DNS) has remained secure, stable and resilient as evidenced by Verisign’s unparalleled 27-year DNS uptime record while the internet has experienced both exponential growth and ever-increasing cyber threats. Verisign is particularly proud of NTIA’s recognition and appreciation for “Verisign’s longstanding and effective stewardship of its responsibilities, including management of the .com registry and other critical functions of the internet’s technical architecture.” Verisign thanks NTIA for this recognition and appreciation.

The NTIA letter also notes recent public inquiries and that NTIA has questions relating to pricing in the .com market. The Assistant Secretary’s letter confirms Verisign’s agreement to discuss .com pricing and the health of the .com ecosystem, including the retail and secondary markets. As Verisign noted in its response, a broad discussion about the downstream markets is important because we believe price caps on .com wholesale prices have not always passed through to benefit end-users such as consumers and businesses. Verisign believes that capped wholesale prices have contributed to the growth of an unregulated multi-billion dollar secondary market. This is an important discussion. Although the exchange of letters does not create an obligation to change .com wholesale pricing, Verisign is committed to these discussions and looks forward to working together with the NTIA on possible mutually agreeable solutions that benefit end-users, both business and consumers, throughout the DNS ecosystem.

For more information, please see FAQs below.

* * *

Q: Will changes be made to .com pricing?
A: The Letters provide for discussions between Verisign and NTIA towards possible mutual agreement on pricing issues. The Letters do not mandate changes to the Cooperative Agreement including the pricing provision.

Q: What is meant by the reference to the entire DNS ecosystem and retail and secondary markets?
A: Price restrictions at the wholesale level do not always benefit end-users, businesses and consumers, at the retail and secondary market levels. Verisign believes, and NTIA's letter confirms, it is important to address this issue during these discussions.

Q: Is Verisign willing to mutually agree with NTIA to pricing terms less favorable than the current terms?
A: We note that the current pricing provision in Amendment 35 was found to be in the public interest, however, we have committed to discussing pricing in the .com market. The Letters do not mandate that changes be made to the Cooperative Agreement including the pricing provision. Our discussion with NTIA has not begun, and it would be premature to speculate on potential changes to the pricing provision.

Q: What is the impact of the Exchange of Letters on the timing of, and the pricing in, the renewal of the .com Registry Agreement?
A: None, as far as we know now, and we expect an on-time renewal, but we have not begun our discussion with NTIA. If changes are mutually agreed upon with NTIA, as always, adjustments to the .com Registry Agreement would be made according to ICANN’s processes.

Q: How long will these discussions on pricing with NTIA take?
A: We have not begun discussions with NTIA, and it is premature to talk about timeframes.

Q: Do you expect the Department of Justice (DOJ) to be involved in these discussions?
A: This is the Department’s process, but their letter speaks about drawing on the expertise of its federal government partners, so we assume that the NTIA will be in contact with the DOJ. However, given the NTIA’s stated views in the letter about the “paramount” importance of security and stability, Verisign believes that NTIA may also seek expertise from federal government partners that understand the critical internet infrastructure we operate and its importance to the US and the global economy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: August 5, 2024	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary